Exhibit 99.1

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON LAUNCHES SENIOR NOTES OFFERING

Baltimore, May 16, 2012 - Legg Mason, Inc. (NYSE: LM) announced today that it plans to offer and sell senior notes. The net proceeds from the senior notes offering are expected to be used, together with cash on hand and other borrowings, to repurchase $1.25 billion in aggregate principal amount of the Company’s 2.5% contingent convertible senior notes due 2015.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The senior notes are being offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Securities Act”). The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Legg Mason

Legg Mason is a global asset management firm, with $639 billion in assets under management as of April 30, 2012. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland. Its common stock is listed on the New York Stock Exchange under the symbol “LM.”

This release may contain forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and its subsequent quarterly reports on Form 10-Q.